EXHIBIT 8.1

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Phone: (713) 651-5151
Fax: (713) 651-5246

December 19, 2006

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 2900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of $300,000,000 aggregate principal amount of the Partnership’s 5.875% Notes due 2016 (the “Notes”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-131076) (the “Registration Statement”) filed with the Securities and Exchange Commission by the Partnership on January 17, 2006, as supplemented by the Prospectus Supplement dated December 18, 2006 (the “Prospectus Supplement”).

All statements of legal conclusions contained in the section captioned “Federal Tax Considerations” in the Prospectus Supplement (the “Discussion”), unless otherwise noted and subject to the limitations, qualifications and assumptions stated in the Discussion, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement.

We hereby consent to the filing of this opinion letter as an exhibit to the Partnership’s Current Report on Form 8-K (which is deemed incorporated into the Prospectus Supplement constituting part of the Registration Statement) and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Exchange Act, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.